SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated September 1, 2018 between
DISTILLATE CAPITAL PARTNERS LLC
and
VIDENT INVESTMENT ADVISORY, LLC
and
ETF SERIES SOLUTIONS

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Fee	Rate
Distillate U.S. Fundamental Stability & Value ETF	$25,000	0.03%
Distillate International Fundamental Stability & Value ETF	$12,500	0.040% on net assets up to $250,000,000 0.035% on net assets from $250,000,001 to $500,000,000 0.030% on net assets in excess of $500,000,000

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of October 7, 2020.

DISTILLATE CAPITAL PARTNERS LLC By: /s/ Thomas M. Cole Name: Thomas M. Cole Title: Chief Executive Officer

VIDENT INVESTMENT ADVISORY, LLC By: /s/ Vince Birley Name: Vince Birley Title: President

ETF SERIES SOLUTIONS By: /s/ Michael D. Barolsky Name: Michael D. Barolsky Title: Vice President